Exhibit 10.1

National CineMedia, Inc. (“NCM”)

2011 Performance Bonus Plan (the “Plan”)

Objective:

The purpose of the 2011 NCM Performance Bonus Plan is to create a financial incentive for executives of NCM to: meet or exceed certain key internal financial performance metric targets (Budgets) of NCM, including annual adjusted OIBDA (Operating Income before Depreciation and Amortization, as adjusted for the add back of our share-based compensation costs and for actual results, the add back of any make-good liability balance at fiscal year-end, and for other unusual or non-recurring items at the discretion of NCM’s Compensation Committee)and advertising sales budgets (as adjusted for the exclusion of certain advertising revenues generated through provision in the ESAs relating to beverage concessionaire agreement and the exclusion of additional advertising revenues generated through agreements with the founding members and revenues generated through barter arrangements, and for actual results, the add back of any make-good liability balance at fiscal year-end).

Program Structure:

Eligibility

All NCM employees who are employed by NCM during 2011 and, generally, as of the date of the annual Performance Bonus payment, will be eligible to participate in the Plan (“Eligible Employee”). For purposes of clarity, no employee will be eligible for a Performance Bonus if they are not employed by NCM on the date the Performance Bonus payments are made unless otherwise approved by NCM’s Compensation Committee. The annual Performance Bonus payment, if any, will be made as soon as practical after the annual audit is completed by NCM’s external auditors. Notwithstanding the foregoing, payment of the Performance Bonus (as defined below) to those Eligible Employees who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will only be made upon certification by NCM’s Compensation Committee in writing that the performance goals and any other material terms of the Performance Bonus were in fact satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the NCM Compensation Committee waives the requirement that an Eligible Employee must be employed on the date of payment of the Performance Bonus, the payment shall occur no later than the 15th day of the third month following the later of: (i) the end of NCM’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Section 409A

(a)Delay in Payment. Notwithstanding anything contained in this Plan or a Performance Bonus award to the contrary, if the Eligible Employee is deemed by NCM at the time of the Eligible Employee’s “separation from service” with NCM and its related entities to be a “specified employee,” any “nonqualified deferred compensation” to which the Eligible Employee is entitled under the Plan in connection with his or her separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid until the date that is the first business day following the six month period after the Eligible Employee’s separation from service (or if earlier, his or her death). Such delay in payment shall only be affected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Eligible Employee under Section 409A of the Code. Any Performance Bonus award which would have otherwise been paid during the delay period in the absence of this provision shall be paid to the Eligible Employee (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b)Key Definitions. For purposes of this Plan, the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(c)Amendments. Notwithstanding anything in the Plan to the contrary, this Plan and Performance Bonus awards granted under this Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. NCM, in the exercise of its sole discretion and without the consent of the Eligible Employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that NCM shall not be required to assume any increased economic burden. No action taken by NCM with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect an Eligible Employee’s rights with respect to a Performance Bonus award or to require the consent of such Eligible Employee. NCM reserves the right to make additional changes to the Plan and Performance Bonus awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

Performance Bonus Calculation

Each Eligible Employee will have a Performance Bonus Potential based on a specified percentage of their annual base compensation at the end of the year for which a Performance Bonus is being paid. In the case of an Eligible Employee hired during the fiscal year, the amount of any bonus award will be prorated for the length of time the Eligible Employee is employed during the fiscal year. As set forth below, this Performance Bonus Potential will vary depending on the Eligible Employee’s title, business unit and level of responsibility. The financial performance criteria for a potential performance bonus award is generally based upon NCM OIBDA, as adjusted, or NCM advertising sales as adjusted performance versus budget. After the amount of the Performance Bonus for each Eligible Employee has been determined by the Compensation Committee based upon the measures set forth below, the NCM Compensation Committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each Eligible Employee, reduce the amount of the preliminary Performance Bonus amount by up to 25% of the amount calculated in accordance with the objective financial criteria set forth below. The amount of reduction in any Eligible Employee’s Performance Bonus in accordance with the discretion of the NCM Compensation Committee shall not affect the amount of Performance Bonus payable to any other Eligible Employee under the Plan. The Performance Bonus targets and measurements for Eligible Employees subject to the requirements of Section 162(m) of the Code shall be established by the NCM Compensation Committee no later than the ninetieth day of fiscal 2011.

In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during 2011, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the Performance Bonus but the establishment of such a separate plan shall not affect the computation of the amount of Performance Bonus payable under this Plan.

In cases where the calculation of the Performance Bonus is based upon a range of financial performance, the amount of Performance Bonus shall be the same percentage of the range of base salary bonus as the financial performance target represents of the range of financial measures. For example, if the actual financial performance for 2011 represents financial performance half way between the two ranges of financial performance, the Performance Bonus amount will be the midpoint between the two percentages of base salary represented by the financial performance metric.

Stretch Bonus

In addition to the Performance Bonus discussed above, all Eligible Employees will be eligible for a “Stretch Bonus”. The Stretch Bonus will be considered by the Compensation Committee if NCM exceeds its OIBDA Budget as adjusted and it will be incremental to the Performance Bonus discussed above. The amount of Stretch Bonus will be equal to the following: (i) the Eligible Employee’s Performance Bonus paid, times (ii) 50%, times (iii) the percentage that actual OIBDA as adjusted is in excess of OIBDA Budget as adjusted (capped at 10%) divided by 10% as follows: For example if the Bonus Potential was $100,000, OIBDA Budget as adjusted was $150 million, actual results were $155 million, the Stretch Bonus would be approximately $16,500, calculated as follows: ((155-150)/150)/10% × 50% × $100,000. Payment of the Stretch Bonus to Eligible Employees who are subject to the limitations of Section 162(m) of the Code shall be subject to the same Compensation Committee certification described above.

Notwithstanding the foregoing, the maximum amount of Performance Bonus plus Stretch Bonus that may be paid to an Eligible Employee subject to the limitations of Section 162(m) of the Code shall not exceed 250% of each such Eligible Employee’s Base Salary as in effect on January 13, 2011.

Payment of the Performance Bonus to Eligible Employees subject to the limitations of Section 162(m) of the Code shall be made only after the material terms of this Plan (as defined in Treasury Regulations under Section 162(m) of the Code) have been disclosed to and subsequently approved by the shareholders of NCM.

Following is a summary for each Eligible Employee’s Performance Bonus Potential % and Financial Goals:

1.	President and Chief Executive Officer – Performance Bonus Potential of 50% to 100% of Base Salary based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget.

2.	Executive Vice President and Chief Financial Officer – Performance Bonus Potential of 37.5% to 75% of Base Salary based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget.

3.	Executive Vice President and General Counsel – Performance Bonus Potential of 37.5% to 75% of Base Salary based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget.

4.	President of Sales and Marketing - Performance Bonus Potential of 50% to 100% of Base Salary, based on meeting percentage attainment of adjusted advertising sales budget as set forth below:

Revenue % of Budget	% of Base Salary
<80%	0%
>80% to 90%	50% to 70%
>90% to 100%	>70% to 100%

Any actual expenditures in excess of the G & A (including media), marketing and research expense budgets on an aggregate basis will be deducted from the actual sales for purposes of the comparison to the sales budgets.

5.	Executive Vice President and Chief Operations Officer – Performance Bonus Potential of 37.5% to 75% of Base Salary based on the following criteria: 75% of Performance Bonus Potential based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget and 25% of Performance Bonus Potential tied to the Network Operations divisions meeting their aggregate annual operating expenditure budgets and capital expenditure budgets, including any capitalized overhead, with no Performance Bonus payable should these expenditures exceed 100% of budget.

The Plan was adopted by the Compensation Committee on January 12, 2011.

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